Exhibit 23.4

CONSENT OF AUSENCO ENGINEERING CANADA ULC

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the Ausenco Engineering Canda Inc. name and to the use of, or the incorporation by reference of, (i) the technical report summary titled “Arctic Project, Technical Report Summary, Ambler Mining District, Alaska” dated effective November 30, 2022 (the “Arctic TRS”) and (ii) the technical report summary titled the “S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA” dated November 30, 2024 (the “Bornite TRS”), and the use of scientific and technical information, including any reserve and resource estimates, from the Arctic TRS and the Bornite TRS (collectively, the “Technical Information”), which comply with the requirements under Subpart 1300 of Regulation S-K promulgated by the SEC, including extracts from or summaries of the Technical Information.

DATED: February 12, 2025

Ausenco Engineering Canada ULC

/s/ Steven Klohn
Name: Steven Klohn
Title: Director, Technical Services